EXHIBIT 9

March 9, 2006

Attunity Ltd.
Kfar Netter Industrial Park
Kfar Netter 40593
Israel

Re: Exercise of Warrants

Dear Sirs:

        As you know, in order to enable Attunity Ltd. (the “Company”) to comply with the $10,000,000 minimum stockholders’ equity requirement, on or about February 21, 2006, we (and persons related to us over whom we have the power to direct the exercise) have exercised part of our warrants and purchased 428,571 ordinary shares of the Company for aggregate consideration of $750,000.

        Consistent with the foregoing, and given that we are the holders (or have the power to direct the exercise) of warrants to acquire 2,777,921 for an aggregate exercise price of $5,491,000, we hereby commit to take all reasonably necessary actions (such as exercise of warrants and investment in the Company’s share capital), to the extent required for the Company to comply with the $10,000,000 minimum stockholders’ equity requirement through December 31, 2006

Sincerely yours, —————————————— Shimon Alon	—————————————— Ron Zuckerman	—————————————— Aki Ratner